Exhibit 10.35

AGREEMENT, RELEASE AND WAIVER OF ALL CLAIMS

WHEREAS, this Agreement, Release and Waiver of All Claims is made and entered into this 29th day of June, 2011 by and between Ultralife Corporation (“Ultralife”) and Patrick Hanna (“Employee”).

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, the parties agree as follows:

1. (a) Ultralife agrees to pay Employee severance in the sum of his/her regular bi-weekly pay rate for a period from the beginning of September 1, 2011 through May 31, 2012 (nine months) minus all required withholding for any federal, state and local income taxes, social security, unemployment and other normal payroll deductions, as set forth in Paragraph 6 of this Agreement.

(b) Ultralife agrees to continue medical and dental coverage through May 31, 2012. Employer shall pay the cost of that coverage for the employee. Once the 9 month period has expired the employee is eligible for COBRA coverage which the employee is responsible for paying.

(c) Ultralife agrees to keep your vested stock options active through May 31st, 2012. Once the severance period is completed, per the stock option agreement you will have ninety (90) days (or until the options expiration date, if earlier) to exercise vested options.

2. (a) In exchange for and in consideration of this Agreement, Release and Waiver of All Claims, Employee irrevocably and unconditionally releases and discharges Ultralife, its past and present officers, directors, agents, representatives, employees, parent company, subsidiaries, affiliates, successors and assigns (hereinafter collectively referred to as “Releasees”), jointly and individually, from any and all actions, causes of action, obligations, liabilities, judgments, suits, debts, attorneys’ fees, costs, sums of money, wages, bonuses, benefits, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever in law, or in equity, which against the Releasees, Employee, his/her heirs, executors, administrators, successors and assigns, ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever related to Employee’s employment with Ultralife and/or his/her termination from said employment, from the start of said employment to the date this Agreement, Release and Waiver of All Claims is executed.

(b) Said release covers, without limitation, any claims of discrimination on the basis of sex, sexual harassment, disability, handicap, race, color, religion, creed, national origin, ancestry, age (including, without limitation, any rights or claims under the Age Discrimination in Employment Act of 1967, as amended), citizenship, ethnic characteristics, veteran status, sexual or affectional preference or marital status and also includes, no matter how denominated or described, any claims of discrimination and retaliation under any federal, state or local law, rule, regulation or executive order, and any claims of wrongful discharge or termination, unjust dismissal, constructive discharge, breach of contract, written or oral, express or implied, breach of promise, public policy, negligence, retaliation, lack of sufficient notice of termination or layoff, defamation, libel, slander, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, whistleblower activities, perceived disability, history of disability, occupational disease or injury, workers’ compensation benefits, attorneys’ fees, and payment of wages or fringe benefits, from the start of Employee’s employment to the date this Agreement, Release and Waiver of All Claims is executed.

(c) Nothing in this Paragraph 2 is intended to or constitutes a waiver of any rights either party may have under this Agreement, Release and Waiver of All Claims.

(d) Employee understands and agrees that he/she would not receive the severance specified in Paragraph 1 above, except for his/her execution of this Agreement, Release and Waiver of All Claims and the fulfillment of the promises contained herein.

3. Employee acknowledges and agrees that, by signing this Agreement, Release and Waiver of All Claims, he/she is surrendering and giving up any right he/she has or may have, without limiting the generality of any other provision herein: to assert any claim against or involving the Releasees arising from or in any way relating to his/her employment with Ultralife and/or his/her termination from said employment, or to permit himself/herself to be a member of any class seeking relief against the Releasees. Employee further agrees that he/she will not counsel, voluntarily appear as a witness, voluntarily provide documents or information, or otherwise assist in the prosecution of any claims, class action or otherwise against the Releasees. Provided, however, that nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

4. By signing this Agreement, Release and Waiver of All Claims, Employee acknowledges and agrees that:

(a) he/she has been afforded a reasonable and sufficient period of time to review, for deliberation thereon and for negotiation of the terms thereof and he/she has been specifically advised by Ultralife to consult with an attorney of his/her choice before signing it;

(b) he/she has carefully read and fully understands the terms of this Agreement, Release and Waiver of All Claims;

(c) he/she has signed this Agreement, Release and Waiver of All Claims freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(d) the only consideration for signing this Agreement, Release and Waiver of All Claims are the terms stated herein and no other promise, agreement or representation of any kind has been made to him/her by any person or entity whatsoever to cause him/her to sign this Agreement, Release and Waiver of All Claims;

(e) he/she was advised that in order to receive the consideration set forth in Paragraph 1 of this Agreement, Release and Waiver of All Claims, all persons offered such consideration must execute such Agreement, Release and Waiver of All Claims and return it to Angie Scanlon, VP of Human Resources, within no more than forty-five (45) days after receiving it, and that each eligible employee has seven (7) days to revoke such Agreement in writing;

(f) that he/she was advised that the following (see Attachment A) are the job titles and ages of all individuals selected for termination in the employment termination program.

(g) that he/she was advised that the following (see Attachment B) are the job titles and ages of all individuals who were not selected for termination in the employment termination program.

(h) that he/she was offered a period of at least but not more than forty-five (45) days after his/her receipt of this Agreement, Release and Waiver of All Claims to consider it.

(i) that if at any point he/she becomes employed by Ultralife, its parent company or any affiliate of Ultralife or its parent company during the period of payments referenced in Paragraph 1 and Paragraph 6 of this Agreement, such payments shall cease immediately on the date of hire.

(j) that he/she has returned all company property to Human Resources or his/her supervisor.

5. This Agreement, Release and Waiver of All Claims may be revoked by Employee at any time during the period of seven (7) days following the date of his/her execution of the Agreement, Release and Waiver of All Claims by delivering such revocation in writing to Angie Scanlon, VP of Human Resources, at her office at Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513 and that this Agreement shall not become effective or enforceable until this seven-day period has expired. Employee further agrees that if he/she exercises his/her right to revoke the Agreement within seven days, his/her termination of employment will nevertheless occur, he/she will not be entitled to the payment referenced in Paragraph 1 above, and he/she will return any consideration received pursuant hereto to Ultralife. If such seven-day revocation period expires without Employee exercising his/her revocation right, the obligations of this Agreement, Release and Waiver of All Claims will then become fully effective as more fully set forth herein.

6. The payments referenced in Paragraph 1 above shall be made by mailing or directly depositing a check in the above-referenced amount made payable to employee on the Friday of the applicable bi-weekly pay periods for a period from September 1, 2011 through May 31st, 2012 commencing on the pay date after the occurrence of all of the following events: (1) the complete execution of this Agreement, Release and Waiver of All Claims; (2) the receipt of the original of same by Angie Scanlon, VP of Human Resources; and (3) the expiration of the seven-day revocation period (as described in Paragraph 5 above).

7. Employee agrees to keep confidential the terms of this Agreement, Release and Waiver of All Claims and not to disclose any information regarding its existence or substance, except to an attorney with whom Employee chooses to consult regarding his/her consideration of this Agreement, Release and Waiver of All Claims. Notwithstanding the foregoing, Employee may inform his/her immediate family and his/her legal and tax advisors of the amount and nature of this agreement and that he/she voluntarily chose to enter into it. However, before disclosing any such information to any such person, Employee shall advise such person that the terms of the Agreement, Release and Waiver of All Claims are confidential and that disclosure of the terms of the Agreement, Release and Waiver of All Claims will subject such person to suit by Ultralife and to Employee’s forfeiture of the amounts and benefits set forth in Paragraph 1 above. Any inquiries regarding Employee shall be responded to consistent with Ultralife’s regular policy of providing only the dates of his/her employment and the position(s) he/she held.

8. Nothing contained in this Agreement, Release and Waiver of All Claims, nor the fact that any party has signed it, shall be considered or deemed to be an admission of any wrongdoing on any of their parts and/or on the part of any Releasee, or any violation or breach of any federal, state or municipal law, statute, ordinance or executive order by any of them and/or by any of the Releasees.

9. Employee’s last day of active employment with Ultralife is August 31st , 2011. The severance payments to be made by Ultralife pursuant to Paragraph 1 of this Agreement are in addition to any amounts Employee was or may have been entitled to receive from Ultralife in the normal course of his/her employment with Ultralife. This Agreement reflects the agreement reached among the parties. There is no other agreement except as stated herein. This Agreement shall at all times be construed and governed by the laws of the State of New York. It may not be changed unless the change is in writing and signed by all parties. Employee acknowledges that he/she would not receive the severance specified in Paragraph 1 of this Agreement, except for the execution of this Agreement, Release and Waiver of All Claims and the fulfillment of the promises contained herein.

10. Employee acknowledges that the terms of this Agreement, Release and Waiver of All Claims are accepted by him/her as full and complete resolution, accord and satisfaction of any and all claims or demands arising out of or relating to his/her employment with Ultralife and/or his/her termination from said employment.

11. The invalidity of any provision of this Agreement, Release and Waiver of All Claims shall not affect the validity of any other provision thereof.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement, Release and Waiver of All Claims as of the date set forth below.

EMPLOYEE	ULTRALIFE CORPORATION

/s/ Patrick R. Hanna, Jr.	By:	/s/ Angie Scanlon
Print Name: Patrick R. Hanna, Jr.		Angie Scanlon

Subscribed and sworn to before		Subscribed and sworn to before
me this 15th day of July, 2011		me this 15th day of July, 2011

/s/ Donna M. Laurenza		/s/ Donna M. Laurenza
Notary Public		Notary Public

5